                                                                     EXHIBIT 3.2

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CALGEN FINANCE CORP.

         FIRST: The name of the corporation is CalGen Finance Corp.

         SECOND: The registered office of the corporation is to be located at 2711 Centerville Rd., Suite 400, County of New Castle, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the corporation is to engage in any lawful business or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH: The corporation shall be authorized to issue One Thousand (1,000) shares, all of which are to be one class with a par value of $1.00 per share.

         FIFTH: The name and mailing address of the incorporator is as follows:

Name                              Mailing Address
----                              ---------------
Manuel E. Mangrobang III      c/o Calpine Corporation
                              50 West San Fernando Street
                              San Jose, CA 95113

         SIXTH: The names and mailing addresses of the persons who are to serve as directors until the first meeting of shareholders until their successors are elected and qualified are:

Name                              Mailing Address
----                              ---------------
Peter Cartwright             Calpine Corporation
                             50 West San Fernando Street
                             San Jose, CA 95113

Ann B. Curtis                Calpine Corporation
                             50 West San Fernando Street
                             San Jose, CA 95113

                                                        State of Delaware
                                                       Secretary of State
                                                    Division of Corporations
                                                  Delivered 02:26 PM 02/05/2004
                                                    FILED 02:30 PM 02/05/2004
                                                  SRV 040080856 - 3758602 FILE

         SEVENTH: The personal liability of the directors of this corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Dated: February 5, 2004

                                                    /s/ Manuel E. Mangrobang III
                                                    ----------------------------
                                                    Manuel E. Mangrobang III
                                                    Incorporator